Exhibit (j)(1)

SPICER JEFFRIES LLP

Certified Public Accountants

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of Freedom 100 Emerging Markets ETF (“FRDM”) (the “Fund”) of our report dated November 30, 2020 relating to our audit of the statement of assets and liabilities of the Fund, including the schedule of investments as of September 30, 2020, the related statement of operations for the year then ended, and statements of changes in net assets and financial highlights for the year then ended September 30, 2020 and period from May 23, 2019 to September 30, 2019, and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Trust’s “independent registered public accounting firm.”

Denver, Colorado

January 25, 2021